FOSTER WHEELER ANNOUNCES SUCCESSFUL CLOSING OF NEW FIVE-YEAR CREDIT AGREEMENT

HAMILTON, BERMUDA, October 16, 2006 - Foster Wheeler Ltd. (Nasdaq: FWLT) announced today that it has successfully closed on a new $350 million, five-year senior secured domestic credit facility, effective October 13, 2006.

The Company will be able to utilize the facility by issuing letters of credit up to the full $350 million limit. The Company will also have the option to use up to $100 million of the $350 million limit for revolving borrowings, an option which the Company has no immediate plans to use.

“This new agreement provides the increased bonding capacity and financial flexibility that we require to support our growing operations and increased volume of business and, at current usage levels, will also reduce our bonding costs by approximately $8 million per year,” said John T. La Duc, executive vice president and chief financial officer.

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Notes to Editors:

1.
Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of engineering, procurement, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemicals, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, visit our Web site at http://www.fwc.com.

2.	Safe Harbor Statement
This press release may contain forward-looking statements that are based on the Company’s assumptions, expectations and projections about Foster Wheeler and the various industries within which it operates. These include statements regarding the Company’s expectation about revenues (including as expressed by its backlog), its liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims, and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described under Part II, Item 1A. “Risk Factors” in its most recent quarterly report on Form 10-Q, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies; changes in investment by the power, oil and gas, pharmaceutical and chemical/petrochemical industries; changes in the financial condition of the Company’s customers; changes in regulatory environment; changes in project design or schedules; contract cancellations; changes in the Company’s estimates of costs to complete projects; changes in trade, monetary and fiscal policies worldwide; currency fluctuations; war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided; outcomes of pending and future litigation, including litigation regarding the Company’s liability for damages and insurance coverage for asbestos exposure; protection and validity of the Company’s patents and other intellectual property rights; increasing competition by foreign and domestic companies; compliance with the Company’s debt covenants; recoverability of claims against the Company’s customers and others by the Company and claims by third parties against the Company; and changes in estimates used in the Company’s critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond the Company’s control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company. Foster Wheeler undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.

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Contacts:
Media	Maureen Bingert	908 730 4444	E-mail: maureen_bingert@fwc.com
Investor Relations	Kevin Hagan	908-713-2034	E-mail: kevin_hagan@fwc.com
Other Inquiries		908 730 4000	fw@fwc.com